Exhibit 99.5

[LETTERHEAD OF GOLDMAN SACHS & CO. LLC]

April 4, 2018

Board of Directors

Kemper Corporation

One East Wacker Drive

Chicago, IL 606061

Re:	Registration Statement on Form S-4 of Kemper Corporation, filed April 4, 2018 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated February 13, 2018 (“Opinion Letter”), with respect to the fairness from a financial point of view to Kemper Corporation (the “Company”) of the Aggregate Consideration (defined in the Opinion Letter) to be paid by the Company for all of the outstanding shares of common stock, no par value per share, of Infinity Property and Casualty Corporation (“Infinity”) pursuant to the Agreement and Plan of Merger, dated as of February 13, 2018, by and among the Company, Vulcan Sub, Inc., a wholly owned subsidiary of the Company, and Infinity.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Kemper’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Kemper Board and Its Reasons for the Merger” and “The Merger—Opinion of Kemper’s Financial Advisor” and to the inclusion of the Opinion Letter as an Annex to the joint proxy statement/prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)